Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form F-4 of our report dated June 28, 2019 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the balance sheets of Modern Media Acquisition Corp. as of March 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2019, 2018 and 2017, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
August 12, 2019